Exhibit 99

LKA announces second quarter, '05 production results for Golden Wonder Mine.

GIG HARBOR, Wash.  LKA International, Inc. (OTC Bulletin Board: LKAI.OB -
News) announces production results from LKA's Golden Wonder Mine located near Lake City, CO for the second quarter of 2005 were as follows:

     Total ounces gold delivered  6,635.627
     Total dry weight tons delivered (ore) 336.9
     Net ounces gold received @ 90%...5,972.065
     Settlement grade of ore   ..19.696 ozs. gold per ton
     Settlement price      $421.87

Second quarter production results represent an increase in "net ounces received" of 799.77 ounces over the first quarter 2005 and a decrease in "settlement grade" of 0.829 ozs. per ton. Settlement price (per ounce Au) also decreased slightly from $423.35 in the first quarter.

As the property owner, LKA currently receives a 10% net smelter royalty (less certain shipping and handling charges) from Golden Wonder production. LKA financial results for the second quarter of 2005 will not be available until after the quarter ended June 30, 2005 and will be reported on form 10-QSB.

LKA is continuing with plans to finance the expansion of the Golden Wonder Mine and increase the Company's interest therein. LKA's plans are subject to a number of conditions including but not limited to, favorable financing terms/availability, permits, favorable geology, etc. There can be no assurance that LKA will be successful in this endeavor.

About LKA International, Inc.:
LKA International, Inc. is a natural resources development company that owns the Golden Wonder mine, a producing, high-grade gold property, located near Lake City, Colorado. Additionally, LKA owns the Ute Ule silver mine (currently inactive) and milling facility, which are also located near Lake City, CO. The Company currently plans to permit and develop a new drift approximately 1,000 feet below the current workings of the Golden Wonder Mine to extend the size and productivity of the mine.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the company's products and services, competition, new products and technological changes, as well as any and all "other risks" associated with business.

Website: http://www.lkaintl.com